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                                                                     Exhibit 3.2

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                            NORCRAFT COMPANIES, L.P.

                        Agreement of Limited Partnership

                          Dated as of October 21, 2003

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                            NORCRAFT COMPANIES, L.P.

                        AGREEMENT OF LIMITED PARTNERSHIP

     THIS AGREEMENT (the "Agreement") of limited partnership of Norcraft Companies, L.P., (the "Partnership"), dated as of October 21, 2003 is among Norcraft GP, L.L.C., a Delaware limited liability company, as the general partner (the "General Partner") and Norcraft Holdings, L.P. as the Limited Partner (as hereinafter defined) (together with the General Partner, the "Partners").

     WHEREAS, the Partnership was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act by the filing of a Certificate of Formation of a limited liability company with the Secretary of State of the State of Delaware on May 20, 1998.

     WHEREAS, the Partnership was converted into a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware on the date hereof.

     WHEREAS, the Partners now desire to execute this Agreement to set forth the respective rights and obligations of the Partners to one another and to the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. Certain Definitions. The following terms, as used herein, have the following meanings:

     "Act" shall mean the Delaware Revised Uniform Limited Partnership Act (6 Del. C. (S) 17-101, et seq.) as amended and in effect from time to time.

     "Certificate" shall mean the Certificate of Limited Partnership of the Partnership and any and all amendments thereto and restatements thereof filed pursuant to the Act.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

     "Distribution" shall mean cash or property (net of liabilities assumed or to which the property is subject) distributed to a Limited Partner in respect of the Limited Partner's Interest in the Partnership.

     "GAAP" shall mean United States generally accepted accounting principles in effect from time to time consistently applied throughout the period involved.

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     "GP Agreement" shall mean the Amended and Restated Limited Liability
Agreement of the General Partner, dated as of the date hereof, among SKM Norcraft Corp., Trimaran Cabinet Corp. and HMB Norcraft Corp., each as a member thereof, as amended from time to time.

     "Holdings Agreement" shall mean the Amended and Restated Limited Partnership Agreement of the original Limited Partner, dated as of the date hereof, among the General Partner and each of the limited partners party thereto.

     "Interest" shall mean with respect to any Limited Partner as of any time, such Limited Partner's limited partnership interest in the Partnership, which includes the number of Units such Limited Partner holds and such Limited Partner's Capital Account balance.

     "Limited Partners" shall mean those Persons admitted as Limited Partners of the Partnership pursuant to Article III in each such Person's capacity as a Limited Partner of the Partnership.

     "Person" shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity or any other legal entity.

     "Regulations" shall mean the Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

     "Subsidiary" shall mean any Person that is controlled, either directly or indirectly, by the Partnership or the General Partner (or other specified Person).

     "Transfer" shall mean a sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer.

     1.2. Construction. The definitions of terms herein shall apply equally to
(a) the singular and plural forms thereof, (b) all parts of speech thereof and
(c) all tenses thereof.

                                   ARTICLE II

                                 FORMATION, ETC.

     2.1. Formation. The Partnership was formed as a limited liability company by the filing of a Certificate of Formation of a limited liability company with the Secretary of State of the State of Delaware on May 20, 1998. The Partnership was converted into a limited partnership by the filing of a Certificate of Conversion and the Certificate with the Secretary of State of the State of Delaware on October 21, 2003. The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2. Name. The name of the Partnership is Norcraft Companies, L.P. The business of the Partnership may be conducted under that name or any other name that the General Partner

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deems appropriate or advisable. The General Partner shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the General Partner considers appropriate or advisable.

     2.3. Term. The term of the Partnership shall continue until the Partnership is dissolved as hereinafter provided. The existence of the Partnership as a separate legal entity shall continue until cancellation of the Certificate as provided in the Act.

     2.4. Purpose and Powers. Subject to the limitations contained elsewhere in this Agreement, the Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Partnership shall have all powers permitted under applicable laws to do any and all things deemed by the General Partner to be necessary or desirable in furtherance of the purposes of the Partnership.

     2.5. Limited Liability. Except as otherwise required by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being Limited Partner. All Persons dealing with the Partnership shall look solely to the assets of the Partnership for the payment of the debts, obligations or liabilities of the Partnership.

     2.6. Agreement. This Agreement shall become effective upon the execution of this Agreement or a counterpart to this Agreement by each of the General Partner and the Limited Partner whose names are set forth in the preamble hereof.

                                   ARTICLE III

                              PARTNERSHIP INTERESTS

     3.1. Interests. The Limited Partners shall hold all of the partnership interests of the Partnership in the relative percentages set forth on Schedule
3.1. For purposes of Section 8-103(c) of the Uniform Commercial Code of the State of Delaware (the "UCC"), the Interests are "securities" (as defined in
Article 8 of the UCC) governed by Article 8 of the UCC.

     3.2. Admission. Upon the execution of this Agreement or a counterpart of this Agreement, each Person whose name appears on Schedule 3.1 shall be admitted as a Limited Partner of the Partnership.

     3.3. Capital Contributions. No Limited Partner shall be required to make any capital contribution to the Partnership.

     3.4. Additional Limited Partners and Interests. Subject to the limitations contained elsewhere in this Agreement, the Partnership may issue additional Interests and admit Persons as Limited Partners in exchange for such contributions to capital or such other consideration (including past or future services) and on such terms and conditions as the General Partner deems appropriate. As a condition to the issuance of such additional Interests and the Person's

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admission as a Limited Partner, such Person shall execute and deliver to the
Partnership a counterpart signature page to this Agreement, which shall set forth the capital contribution of such Person and the resulting Interests issued in respect of such capital contribution. Promptly following the issuance of additional Interests, the Partnership's books and records and this Agreement shall be appropriately amended.

     3.5. Specific Limitations. No Limited Partner shall have the right or power to: (a) withdraw or reduce its capital contribution except as a result of the dissolution of the Partnership or as otherwise provided by the Act or in this Agreement, (b) make voluntary capital contributions or contribute any property to the Partnership other than cash, except as approved by the General Partner,
(c) bring an action for partition against the Partnership or any Partnership assets, (d) cause the dissolution of the Partnership, except as set forth in this Agreement or as required by the Act, or (e) require that property other than cash be distributed upon any Distribution, including any liquidating Distribution.

     3.6. General Partner. The General Partner shall not own any partnership interest in the Partnership and, except to the extent required by the Act, the Partnership shall not maintain a Capital Account for the General Partner. The General Partner shall not be obligated to make any contributions of capital to the Partnership and shall not be entitled to receive any Distributions; provided, however, that the Partnership shall pay all expenses associated with the administration and operation of the General Partner.

                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

     4.1. General Partner. The General Partner shall direct, manage and control the Partnership. Except as required by this Agreement or by non-waivable provisions of applicable law, the General Partner shall have full and complete authority, power and discretion to manage and control the properties of the Partnership, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Partnership in fulfillment of the purposes of the Partnership as contemplated by this Agreement. The General Partner shall be under a fiduciary duty to conduct and manage the affairs of the Partnership in a prudent, businesslike and lawful manner and shall devote such part of its time to the affairs of the Partnership as shall be deemed necessary and appropriate to pursue the business and carry out the purposes of the Partnership as contemplated in this Agreement.

     4.2. Authority of General Partner Exclusive. Unless authorized to do so by this Agreement or the General Partner, no attorney-in-fact, employee or other agent of the Partnership shall have any power or authority to bind the Partnership in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Limited Partner shall have any power or authority to bind the Partnership unless the Limited Partner has been authorized by the General Partner to act as an agent of the Partnership in accordance with this Agreement.

     4.3. Officers; Agents. The General Partner shall have the power to appoint agents (who may be referred to as officers) to act for the Partnership with such titles, if any, as the General Partner deems appropriate and to delegate to such officers or agents such of the powers

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of the General Partner, including the power to execute documents on behalf of the Partnership, as the General Partner may in its sole discretion determine. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer, Treasurer, Secretary or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the General Partner, any officer so appointed shall have the same authority to act for the Partnership as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority; provided, however, that without specific delegation for a specific transaction or generally, no officer shall have the power to acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Partnership, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees, to merge, liquidate or dissolve the Partnership, or to sell or lease all or any substantial portion of the assets of the Partnership. The General Partner, in its sole discretion, may ratify any act previously taken.

          4.3.1. Appointment/Election. Officers and agents of the Partnership, if any, shall be appointed by the General Partner from time to time in its discretion. Any two or more offices may be held by the same person. The General Partner may delegate to any officer the power to elect or appoint any other officer or any agents. Each officer shall hold office until such officer's respective successor is chosen, unless a shorter period shall have been specified by the terms of such officer's election or appointment, or in each case until such officer sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain its authority at the pleasure of the General Partner, or the officer by whom such agent was appointed or by the officer who then holds agent appointive power. Any officer or agent may resign by delivering a written letter of resignation to the General Partner, which resignation shall, unless otherwise specified in the letter of resignation, be effective upon receipt. The General Partner or the officer appointing the officer or agent may remove any officer or agent at any time without giving any reason for such removal (except as provided in a written agreement between the Partnership or one of its Subsidiaries and such officer or agent) and no officer or agent shall be entitled to any damages by virtue of such removal from office or position as agent (except as provided in a written agreement between the Partnership or one of its Subsidiaries and such officer or agent). Effective immediately after the Closing, the initial officers of the Partnership shall be:

     Mark Buller       Chief Executive Officer, President

     Leigh Ginter      Chief Financial Officer, Treasurer and Secretary

     Fran Ploetz       Executive Vice President of Operations

     David Van Horne   President, Mid-Continent Division

     John Swedeen      President & CEO, StarMark Division

     Simon Solomon     President & CEO, The UltraCraft Division

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          4.3.2. Chairman, Vice Chairman, President and Vice President. The
     Chairman, if any, shall have such duties and powers as shall be designated from time to time by the General Partner. Unless the General Partner otherwise specifies, the Chairman, or if there is none, the President, shall preside, or designate the person who shall preside, at all meetings of the Partners. Unless the General Partner otherwise specifies, the President shall be the chief executive officer and shall have direct charge of all business operations of the Partnership and, subject to the control of the General Partner, shall have general charge and supervision of the business of the Partnership. Any vice presidents shall have duties as shall be designated from time to time by the General Partner, the Chairman or the President.

          4.3.3. Treasurer and Assistant Treasurers. Unless the General Partner otherwise specifies, the Treasurer, if any, shall be the chief financial officer of the Partnership and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be designated from time to time by the General Partner, the Chairman or the President. If no Controller is elected, the Treasurer shall, unless the General Partner otherwise specifies, also have the duties and powers of the Controller. Any Assistant Treasurers shall have such duties and powers as shall be designated from time to time by the General Partner, the Chairman, the President or the Treasurer.

          4.3.4. Controller and Assistant Controllers. If a Controller is elected, the Controller shall, unless the General Partner otherwise specifies, be the chief accounting officer of the Partnership and be in charge of its books of account and accounting records, and of its accounting procedures. The Controller shall have such other duties and powers as may be designated from time to time by the General Partner, the Chairman, the President or the Treasurer. Any Assistant Controller shall have such duties and powers as shall be designed from time to time by the General Partner, the Chairman, the President, the Treasurer or the Controller.

          4.3.5. Secretary and Assistant Secretaries. The Secretary shall record all proceedings of the Partners in a book or series of books to be kept therefor. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be none or no Assistant Secretary is present, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall keep or cause to be kept records, which shall contain the names and record addresses of the Partners. The Secretary shall have such other duties and powers as may from time to time be designated by the General Partner, the Chairman or the President. Any Assistant Secretaries shall have such duties and powers as shall be designated from time to time by the General Partner, the Chairman, the President or the Secretary.

          4.3.6. Execution of Papers. Except as the General Partner may generally or in particular cases authorize the execution thereof in some other manner, and subject to the limitations set forth in this Section 4.3, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Partnership shall be signed by the Chairman, the President, a Vice President, the Secretary or the Treasurer.

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     4.4. Secured Parties. Notwithstanding anything to the contrary in this
Agreement, including, without limitation, Article VII, at any time any secured party to whom the partnership interests of the Partnership have been pledged is exercising or has exercised foreclosure remedies in respect of such pledge, such secured party shall be entitled to appoint itself or another Person selected by such secured party (including any Person formed for such purpose) as the general partner of the Partnership, at which time, Norcraft GP, L.L.C. shall be removed as the general partner of the Partnership and the references to "General Partner" in this Agreement shall be to such replacement general partner. Such secured party shall give written notice of any such appointment to the Limited Partner in accordance with the notice provisions set forth in the documentation governing such pledge. The pledge of the partnership interests of the Partnership to any secured party shall constitute conclusive evidence of the consent of all Partners with respect to any action taken by such secured party pursuant to this Section 4.4, and the Partners agree to execute any instruments or documents to effect the foregoing. For the avoidance of doubt, no secured party shall be deemed a general partner of the Partnership unless and until such secured party has appointed itself the replacement general partner in accordance with the foregoing. This Section 4.4 shall not be amended or otherwise modified without the prior written consent of the secured party to whom the partnership interests of the Partnership have been pledged.

                                    ARTICLE V

                                  DISTRIBUTIONS

     5.1. Distributions. The General Partner shall have the sole discretion to make any Distributions to the Limited Partners in respect of their Interests.

     5.2. No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a Distribution to any Limited Partner on account of such Limited Partner's Interest if such Distribution would violate Section 17-607 of the Act or other applicable law.

     5.3. Withholdings. The Partnership is authorized to withhold from Distributions, or with respect to allocations, to the Limited Partners and to pay over to the appropriate federal, state, local or foreign government any amounts required under any applicable law to be so withheld. The Partnership shall allocate any such amounts to the Limited Partners in respect of whose Distribution or allocation the tax was withheld and paid over and shall treat such amounts as actually distributed to such Limited Partners.

     5.4. Property Distributions and Installment Sales. If any assets of the Partnership shall be distributed in kind pursuant to this Article V, to the extent practicable, such assets shall be distributed to the Limited Partners entitled thereto in the same proportions as the Limited Partners would have been entitled to cash Distributions.

     5.5. Return of Distributions of Capital. Except as required by the Act, no Limited Partner shall be obligated by this Agreement to return any Distribution to the Partnership or pay the amount of any Distribution for the account of the Partnership or to any creditor of the Partnership; provided, however, if any court of competent jurisdiction holds that,

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notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return or pay any part of any Distribution, the obligation shall be that of such Limited Partner alone and not of the General Partner or any other Limited Partner.

                                   ARTICLE VI

                          BOOKS, RECORDS AND ACCOUNTING

The Partnership shall cause books of account to be maintained reflecting the operations of the Partnership on an annual basis. The fiscal year of the Partnership shall end on December 31, unless and until a different fiscal year end is fixed by the Partnership.

                                  ARTICLE VII

                             AMENDMENTS TO AGREEMENT

This Agreement may be modified or amended with the prior written consent of the General Partner and the majority in interest of the Limited Partners.

                                  ARTICLE VIII

                             DISSOLUTION OF COMPANY

     8.1. Termination of Limited Partnership. No Limited Partner shall resign or withdraw from the Partnership. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Limited Partner shall not in and of itself cause the Partnership to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Partnership shall be continued without dissolution, unless there are no other Limited Partners.

     8.2. Events of Dissolution or Liquidation. The Partnership shall be dissolved (i) upon the consent of the General Partner and the Limited Partner, which consent shall be in lieu of any vote otherwise required or permitted under the Act for dissolution or (ii) the occurrence of any event that is required to cause the dissolution of the Partnership under the Act or any other Laws.

     8.3. Liquidation. Upon dissolution of the Partnership for any reason, the Partnership shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Partnership's business, discharge of its liabilities, and distribution or liquidation of the remaining assets so as to enable the Partnership to minimize the normal losses attendant to the liquidation process. The Partnership's property and assets or the proceeds from the liquidation thereof shall be distributed (i) in accordance with the Act and (ii) following satisfaction (whether by payment or the making of reasonable provision for payment) of the Partnership's liabilities, in accordance with and in proportion to the Limited Partners' positive Capital Accounts. Upon such final accounting, the General Partner shall cancel the Certificate in accordance with the Act and the Partnership's existence as a separate legal entity shall terminate.

     8.4. No Further Claim. Without limitation of the provisions of Section 8.1 and 8.2, upon dissolution, each Limited Partner shall look solely to the assets of the Partnership for the

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return of its capital, and if the Partnership's property remaining after payment or discharge of the debts and liabilities of the Partnership, including debts and liabilities owed to one or more of the Limited Partners, is insufficient to return the aggregate capital contributions of each Limited Partner, such Limited Partners shall have no recourse against the Partnership, any Limited Partner or the General Partner.

                                   ARTICLE IX

                          CAPITAL ACCOUNTS; ALLOCATIONS

     9.1. Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Limited Partner in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder and this Agreement shall be interpreted consistently therewith.

     9.2. Additional Capital Account Provisions. In the event that all or a portion of the Interest of a Limited Partner is transferred in accordance with the terms of this Agreement, the transferee of such Interest shall succeed to all or the relevant portion of the Capital Account of the transferor. Any Interest held by a Limited Partner may not be transferred independently of the interest in the capital of the Partnership to which such Interest relates. No Limited Partner shall have the right to demand a return of all or any part of its capital contributions or Capital Account. Any return of the capital contributions or Capital Account of any Limited Partner shall be made solely from the assets of the Partnership and only in accordance with the terms of this Agreement. No interest shall be paid to any Limited Partner with respect to its capital contribution or Capital Account. No Limited Partner shall have any obligation to repay any deficit balance in its Capital Account.

     9.3. Tax Matters Partner. Unless and until another Partner is designated as the tax matters partner by the General Partner, the General Partner shall be the tax matters partner of the Partnership as provided in the Regulations under Code
Section 6231 and any analogous provisions of state or local law and in such capacity is referred to as the "Tax Matters Partner." The Tax Matters Partner, on behalf of the Partnership and the Limited Partners, shall have all of the rights, authority and power, and shall be subject to all of the obligations of a tax matters partner to the extent provided in the Code and the Regulations.

          9.3.1. Representation. The Tax Matters Partner shall represent the Partnership, at the Partnership's expense, in connection with all examinations of the Partnership's affairs by tax authorities, including any resulting administrative or judicial proceedings.

          9.3.2. Indemnity of Tax Matters Partner. The Partnership shall, to the fullest extent permitted by law, indemnify and reimburse the Tax Matters Partner for all expenses (including legal and accounting fees) incurred as Tax Matters Partner pursuant to this Section 9.3 in connection with any administrative or judicial proceeding with respect to the tax liability of the Limited Partners as long as the Tax Matters Partner has determined in good faith that its course of conduct was in, or not opposed to, the best interest of the Partnership. The payment of all such expenses shall be made before any Distributions are made to the Limited Partners.

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          9.3.3. Information Furnished. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Partner shall furnish the name, address, profits interest, and taxpayer identification number of each Limited Partner or any Assignee to the Secretary of the Internal Revenue Service (the "Secretary").

          9.3.4. Notice of Proceedings, etc. The Tax Matters Partner shall use its reasonable efforts to keep each Limited Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any item required to be taken into account by a Limited Partner for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Limited Partner with respect to any Partnership item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

          9.3.5. Notices to Tax Matters Partner. Any Limited Partner that receives a notice of an administrative proceeding under Code Section 6233 relating to the Partnership shall promptly notify the Tax Matters Partner of the treatment of any Partnership item on such Limited Partner's federal income tax return that is or may be inconsistent with the treatment of that item on the Partnership's return. Any Limited Partner that enters into a settlement agreement with the Secretary with respect to any Partnership item shall notify the Tax Matters Partner of such agreement and its terms within 60 days after its date.

     9.4. Tax Returns. The original Limited Partner, or any Limited Partner designated by the General Partner, is authorized to execute all tax returns and make all elections or other determinations with respect to taxes if the General Partner requests the such Limited Partner to take such action.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1. General. The Partnership shall, to the fullest extent permitted by law, indemnify, defend, and hold harmless the General Partner, the members of the Board of Managers and each Member of the General Partner, and each of the foregoing Person's officers, directors, partners, members, shareholders, employees, and agents (all such indemnified persons being referred to as "Indemnified Persons"), as and to the extent set forth in Section 6.1 of the GP Agreement.

     10.2. Exculpation. No Indemnified Person shall be liable, in damages or otherwise, to the Partnership, Holdings any of its Subsidiaries, the General Partner or to any Limited Partner for any loss as and to the extent set forth in
Section 6.2 of the GP Agreement. No member of the General Partner or Limited Partner shall be liable, in damages or otherwise, to the Partnership, any of its Subsidiaries, the General Partner or to any Limited Partner for any loss that arises out the exercise of rights by such member of the General Partner or a Limited Partner contained in the GP Agreement, the Holdings Agreement or this Agreement.

     10.3. Amendment. Notwithstanding Article VII, no amendment or repeal of this Article X that adversely affects the rights of any Indemnified Person under this Article X with respect to

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its acts or omissions at any time prior to such amendment or repeal shall apply to any Indemnified Person without its prior written consent.

     10.4. Survival. This Article X shall survive any termination of this Agreement.

                                   ARTICLE XI

                               GOVERNING LAW, ETC.

    11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

     11.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.3 hereof is reasonably calculated to give actual notice. The provisions of this Section 11.2 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

     11.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION

ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     11.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1. Further Assurances. At any time and from time to time after the date of this Agreement, upon the request of the Partnership and at the expense of the Partnership, each Limited Partner shall do and perform, or cause to be done and performed, all such additional acts and deeds, and shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all such additional instruments and documents, as may reasonably be required to effectuate the provisions of this Agreement.

     12.2. General. This Agreement shall be binding upon the executors, administrators, estates, heirs, and legal successors of the Partners and contains the entire contract among the Partners as to the subject matter hereof.

     12.3. Notices, etc. All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by facsimile, (iii) sent by nationally-recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:

     If to any Limited Partner, at such address as such Limited Partner shall have furnished to the Partnership and each other Limited Partner in writing as the address to which notices are to be sent hereunder.

     If to the Partnership or the General Partner, to it care of:

          Norcraft Companies, L.P.
          3020 Denmark Avenue, Suite 100
          Eagan, Minnesota 55121
          Attention: Mark Buller

          Facsimile: (651) 234-3398

          with a copy (which shall not constitute notice) to:

          Ropes & Gray LLP
          One International Place
          Boston, MA 02110-2624
          Attention: Daniel S. Evans, Esq.
          Facsimile: (617) 951-7050

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (a) on the date received, if personally delivered or sent by facsimile during normal business hours, (b) one business day after being sent by nationally-recognized overnight courier or by facsimile after normal business hours and (c) five business days after being sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

     12.4. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

     12.5. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law. Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Section 12.5 shall govern.

     12.6. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

     12.7. No Third Party Rights. The provisions of this Agreement are for the benefit of the Partnership, the General Partner, the Limited Partners and their Assignees and no other Person, including creditors of the Partnership, shall have any right or claim against the Partnership, any Limited Partner or their Assignees or the General Partner by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

     12.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.9. Registered Office/Agent. The registered office required to be maintained by the Partnership in the State of Delaware pursuant to the Act is c/o the Corporation Service Partnership, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Partnership pursuant to the Act is the Corporation Service Partnership, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Partnership may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Partnership.

     12.10. Authorized Person. Christopher K. Reilly was designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. From and after the date hereof, the General Partner and such other Persons as may be designated from time to time by the General Partnership are authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof which are allowed or required to be filed pursuant to the Act and any other certificates and any amendments or restatements thereof necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement of Limited Partnership as of the day and year first set forth above.

General Partner:                        NORCRAFT GP, L.L.C.


                                        /s/ Leigh Ginter
                                        ----------------------------------------
                                        By: Leigh Ginter
                                        Title: Authorized Person


Limited Partner:                        NORCRAFT HOLDINGS, L.P.

                                        By: NORCRAFT GP, L.L.C.

                                        Its General Partner


                                        /s/ Christopher Reilly
                                        ----------------------------------------
                                        By: Christopher Reilly
                                        Title: Authorized Person

                                  Schedule 3.1
                                Limited Partners

Norcraft Holdings, L.P.   100%